EXHIBIT 99.1

Havertys Reports Operating Results for First Quarter 2022

Atlanta, Georgia, May 2, 2022 – HAVERTYS (NYSE: HVT and HVT.A), today reported its operating results for the first quarter ended March 31, 2022.

First quarter 2022 versus first quarter 2021:
•	Consolidated sales increased 1.0% to $238.9 million. Comparable store sales increased 0.2%.
•	Gross profit margin of 59.0% versus 57.1% and above expectations due to merchandise mix and pricing.
•	Diluted earnings per common share (“EPS”) of $1.11 versus $1.04.

Clarence H. Smith, chairman and CEO, said, “We are pleased to report the results of another strong quarter. Our merchandising team has responded to cost increases by judiciously adjusting retail pricing. Sales generated by our free in-home design service are improving as COVID-19 concerns abate and were 23.5% of deliveries this quarter compared to 21.0% in the first quarter of last year. COVID-19 does remain a factor in our supply chain, and ongoing delays in case goods have impacted sales in this category.

During the early part of the quarter our delivered and written business was good compared to the historic results in 2021. We experienced a return to increased consumer interest around traditional shopping holiday events and had a record Presidents' Day. However, we encountered significant declines in in-store traffic and written business in March. We believe discretionary consumer spending has been adversely impacted by rising inflation, including fuel costs, market volatility, and geopolitical concerns.

We have a forward-thinking and resilient team and coupled with our competitive and financial strengths, we are confident in meeting near-term challenges and progressing on long-term goals. We remain governed by our mission: to delight our customers with personalized and outstanding customer service, with a commitment to our team members, and to deliver consistent value to our shareholders.

NEWS RELEASE – May 2, 2022 Page 2

Key Results
(amounts in millions, except per share amounts)

Results of Operations	Q1 2022	Q1 2021
Sales	$238.9	$236.5
Gross Profit	141.0	135.0
Gross profit as a % of sales	59.0%	57.1%

SGA
Variable	44.4	40.7
Fixed	70.8	69.1
Total	115.2	109.8
SGA as a % of sales
Variable	18.6%	17.2%
Fixed	29.6%	29.2%
Total	48.2%	46.4%
Pre-tax income	25.7	25.4
Pre-tax income as a % of sales	10.8%	10.7%
Net income	$19.4	$19.4
Net income as a % of sales	8.1%	8.2%
Diluted earnings per share (“EPS”)	$1.11	$1.04

Other Financial and Operations Data	Q1 2022	Q1 2021
EBITDA (in millions)(1)	$29.9	$29.3
Sales per square foot	$222	$222
Average ticket	$3,066	$2,685

Liquidity Measures
Free Cash Flow	Q1 2022	Q1 2021	Cash Returns to Shareholders	Q1 2022	Q1 2021
Operating cash flow	$20.6	$19.6	Share repurchases	$12.5	$—
			Dividends	4.3	4.0
Capital expenditures	7.1	4.7
Free cash flow	$13.5	$14.9	Cash returns to shareholders	$16.8	$4.0

(1)	See the reconciliation of the non-GAAP metrics at the end of the release.

NEWS RELEASE – May 2, 2022 Page 3

First Quarter ended March 31, 2022 Compared to Same Period of 2021
•
Total sales up 1.0%, comp-store sales up 0.2% for the quarter. Total written sales for the first three months of 2022 were down 8.8% compared to the same period of 2021 and written comp-store sales were down 9.6%.

•	Gross profit margins increased 190 basis points to 59.0% in 2022 from 57.1% for the same period of 2021 due to pricing merchandise mix and discipline.
•	SG&A expenses were 48.2% of sales versus 46.4% and increased $5.4 million. The primary drivers of this change are:
o	increase of $1.8 million in selling expenses due to increased compensation and benefit costs.
o	increase in distribution and delivery costs of $1.5 million due to demurrage fees and increases in compensation and fuel costs.
•	Increase in occupancy costs of $0.6 million primarily resulting from the timing of repairs and maintenance.

Balance Sheet and Cash Flow
•
Generated $20.6 million in cash from operating activities from solid earnings performance and funding of a $7.8 million increase in inventories and a $4.7 million increase in payables and other operating assets and liabilities.

•	Cash and cash equivalents at March 31, 2022 are $169.1 million.
•	Purchased 438,499 shares of common stock for $12.5 million and paid $4.3 million in quarterly cash dividends.
•	No funded debt.

Expectations and Other
•
We expect gross profit margins for 2022 will be between 57.7% to 58.0%, an increase from our previous estimate. Gross profit margins fluctuate quarter to quarter in relation to our promotional cadence. Our estimated gross profit margins are based on anticipated changes in product and freight costs and its impact on our LIFO reserve.

•
Fixed and discretionary expenses within SG&A for the full year of 2022 are expected to be in the $295.0 to $298.0 million. Variable SG&A expenses for the full year of 2022 are anticipated to be in the 18.0% to 18.2% range in 2022, an increase from our previous estimate based on increases in selling and delivery costs.

•	Our effective tax rate for 2022 is expected to be 25% excluding the impact from the vesting of stock-based awards, potential tax credits, and any new tax legislation.
•
Planned capital expenditures are approximately $37.0 million in 2022. We expect to increase retail square footage by 1%, opening four stores and closing two. Capital expenditures are also planned for the conversion of our home delivery center in Virginia to a regional distribution facility, and as part of our enhanced online presence, additional spend on information technology.

•	We have $12.5 million remaining for purchases of common stock under a current authorization.

NEWS RELEASE – May 2, 2022 Page 4

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data – Unaudited)

	Three Months Ended March 31,
	2022	2021

Net sales	$238,946	$236,491
Cost of goods sold	97,985	101,457
Gross profit	140,961	135,034

Expenses:
Selling, general and administrative	115,154	109,762
Other expense (income), net	161	(36)
Total expenses	115,315	109,726

Income before interest and income taxes	25,646	25,308
Interest income, net	74	56

Income before income taxes	25,720	25,364
Income tax expense	6,359	5,958
Net income	$19,361	$19,406

Other comprehensive income
Adjustments related to retirement plans; net of tax expense of $14 in 2022 and $16 in 2021	$40	$49

Comprehensive income	$19,401	$19,455

Basic earnings per share:
Common Stock	$1.14	$1.07
Class A Common Stock	$1.08	$1.00

Diluted earnings per share:
Common Stock	$1.11	$1.04
Class A Common Stock	$1.05	$0.98

Cash dividends per share:
Common Stock	$0.25	$0.22
Class A Common Stock	$0.23	$0.20

NEWS RELEASE – May 2, 2022 Page 5

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands - Unaudited)

	March 31, 2022	December 31, 2021	March 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$162,340	$166,146	$210,124
Restricted cash and cash equivalents	6,715	6,716	6,715
Inventories	119,857	112,031	103,569
Prepaid expenses	10,633	12,418	12,335
Other current assets	13,585	11,746	9,957
Total current assets	313,130	309,057	342,700
Property and equipment, net	128,721	126,099	108,836
Right-of-use lease assets	221,083	222,356	228,089
Deferred income taxes	18,252	16,375	16,713
Other assets	12,699	12,403	11,934
Total assets	$693,885	$686,290	$708,272

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$32,415	$31,235	$25,031
Customer deposits	98,528	98,897	104,728
Accrued liabilities	48,876	46,664	51,409
Current lease liabilities	33,923	33,581	33,760
Total current liabilities	213,742	210,377	214,928
Noncurrent lease liabilities	197,265	196,771	199,344
Other liabilities	22,478	23,172	23,686
Total liabilities	433,485	430,320	437,958

Stockholders’ equity	260,400	255,970	270,314
Total liabilities and stockholders’ equity	$693,885	$686,290	$708,272

NEWS RELEASE – May 2, 2022 Page 6

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands – Unaudited)

	Three Months Ended March 31,
	2022	2021
Cash Flows from Operating Activities:
Net income	$19,361	$19,406
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,272	3,992
Share-based compensation expense	2,307	2,679
Other	(1,877)	(915)
Changes in operating assets and liabilities:
Inventories	(7,826)	(13,661)
Customer deposits	(369)	18,545
Other assets and liabilities	1,120	(2,777)
Accounts payable and accrued liabilities	3,590	(7,668)
Net cash provided by operating activities	20,578	19,601

Cash Flows from Investing Activities:
Capital expenditures	(7,107)	(4,745)
Net cash used in investing activities	(7,107)	(4,745)

Cash Flows from Financing Activities:
Proceeds from borrowings under revolving credit facilities	—	—
Payments of borrowings under revolving credit facilities	—	—
Net change in borrowings under revolving credit facilities	—	—

Dividends paid	(4,260)	(3,987)
Common stock repurchased	(12,501)	—
Other	(517)	(801)
Net cash used in financing activities	(17,278)	(4,788)
(Decrease) increase in cash, cash equivalents and restricted cash equivalents during the period	(3,807)	10,068
Cash, cash equivalents and restricted cash equivalents at beginning of period	172,862	206,771
Cash, cash equivalents and restricted cash equivalents at end of period	$169,055	$216,839

NEWS RELEASE – May 2, 2022 Page 7

GAAP to Non-GAAP Reconciliation
We report our financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). We supplement the reporting of our financial information under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides additional useful information but should not be considered in isolation or as substitutes for the related GAAP measures. We believe that EBITDA is a meaningful measure to share with investors.

Reconciliation of GAAP measures to EBITDA
(in thousands)	Q1 2022	Q1 2021
Income before income taxes, as reported	$25,720	$25,364
Interest (income), net	(74)	(56)
Depreciation	4,272	3,992
EBITDA	$29,918	$29,300

Comparable Store Sales
Comparable-store or “comp-store” sales is a measure which indicates the performance of our existing stores and website by comparing the sales growth for stores and online for a particular month over the corresponding month in the prior year. Stores are considered non-comparable if they were not open during the corresponding month or if the selling square footage has been changed significantly. Stores closed due to COVID-19 were excluded from comp-store sales.

Cost of Goods Sold and SG&A Expense
We include substantially all our occupancy and home delivery costs in SG&A expense as well as a portion of our warehousing expenses.  Accordingly, our gross profit may not be comparable to those entities that include these costs in cost of goods sold.

We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission-based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery, so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.

Conference Call Information
The company invites interested parties to listen to the live audiocast of the conference call on May 3, 2022 at 10:00 a.m. ET at its website, havertys.com under the investor relations section. If you cannot listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 1:00 p.m. ET through May 13, 2022. The number to access the telephone playback is 1-888-203-1112 (access code: 3248316).

About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 122 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company’s website havertys.com.

NEWS RELEASE – May 2, 2022 Page 8

Safe Harbor
This press release contains, and the conference call may contain forward-looking statements subject to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which are beyond our control.

All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, our expectations for retail and operating margins, selling square footage and capital expenditures for 2022, our liquidity position to continue to fund our growth plans, and our efforts and initiatives to execute our strategic plan.

We caution that our forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information you are cautioned not to place undue reliance on our forward-looking statements, and they should not be relied upon as a prediction of actual results. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: the extent and duration of the disruption to our business operations caused by the COVID‑19 pandemic; disruptions in our suppliers' operations; potential problems with inventory availability and the potential result of the volatility or higher cost of product and international freight due to the high demand of products and low supply for an unpredictable period of time; disruptions in our third-party producers’ operations in foreign countries; changes in national and international legislation or government regulations or policies, including changes to import tariffs and the unpredictability of such changes; failure of vendors to meet our quality control standards or to react to changes in legislative or regulatory frameworks; disruptions in our distribution centers; changes in general economic conditions, including unemployment, inflation (including the impact of tariffs); labor shortages and the Company's ability to successfully attract and retain employees in the current labor market; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; failure or weakness in our disclosure controls and procedures and internal controls over financial reporting; disruptions caused by a failure or breach of the Company's information systems and information technology infrastructure, as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K for 2021 and from time to time in the Company's subsequent filings with the SEC.

Forward-looking statements describe our expectations only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K, and other reports filed with the SEC.

Contact:
Havertys 404-443-2900
Jenny Hill Parker
SVP, Finance, and Corporate Secretary

SOURCE:  Havertys